The Board has selected KPMG LLP (KPMG) to serve as the Trusts independent registered public accounting firm for the Trusts fiscal year ended June 30, 2006.
The decision to select KPMG was recommended by the Audit Committee and was approved by the Board on September 21, 2005. During the Trusts fiscal years ended June 30, 2005 and June 30, 2004, neither the
Trust, its portfolios nor anyone on their behalf has consulted with KPMG LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-
K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304).

The selection of KPMG does not reflect any disagreements with or dissatisfaction by the Trust or the Board with the performance of the Trusts prior auditor. The decision to dismiss
PricewaterhouseCoopers LLP (PWC), the Trusts previous independent registered public accounting firm, effective upon its completion of its audits for the fiscal year ended June 30, 2005 and to select KPMG was recommended by the Trusts Audit
Committee and approved by the Funds Board of Trustees. PWCs report on the Trusts financial statements for the fiscal years ended June 30, 2005 and June 30, 2004 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trusts fiscal years ended June 30, 2005 and June 30, 2004, and through September 21, 2005, (i) there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trusts financial statements for such years, and (ii) there were no reportable events of the kind described in Item
302(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended.

The Trust has requested that PWC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated August 25, 2006, is filed as an Exhibit to this Form N-SAR.
















August 25, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by SEI Liquid Asset
Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR dated August 25, 2006. We agree with the statements concerning our Firm in such Item 77K.

Yours very truly,


PricewaterhouseCoopers LLP







		(2)



PricewaterhouseCoopers LLP
Two Commerce Square, Suite 1700
2001 Market Street
Philadelphia PA 19103-7042
Telephone (267) 330 3000
Facsimile (267) 330 3300
www.pwc.com